CONTACTS:	Financial analysts Michael Doherty +1-949-673-1907 mdoherty@trestlecorp.com	Media Tim Cox / Zing Public Relations +1-650-369-7784 tim@zingpr.com
Exhibit 99.1

Trestle Expands Internet-Microscopy Offerings to Mexico

ABC Hospital, a leading private hospital in Mexico, selects MedMicro to enable its pathologists to work together remotely

IRVINE, CA -3/14/2005- Trestle Holdings Inc. (OTCBB:TLHO), a supplier of digital imaging and telemedicine applications, today announced that The American British Cowdray Medical Center, one of the largest and most prestigious private hospitals in Mexico, has installed Trestle’s internet-microscopy solution in its facilities as part of the organization’s expansion to new locations.
Founded in 1941 by the merger of two large hospitals in Mexico, the nonprofit ABC Medical Center has built an international reputation for offering superior healthcare. In late 2004, ABC expanded to a new campus in the popular suburban area of Santa Fe, which the organization heralded as the “most advanced medical facility in Latin America.”
After reviewing several digital-imaging solutions for its laboratories, ABC Hospital chose Trestle’s MedMicro. This web-based slide-viewing system enables medical personnel to view high-quality digital images of patients’ specimens from anywhere, via the internet, with a standard PC. Physicians in different locations can view a patient’s slide simultaneously and collaborate in real-time.
According to Dr. Carlos Ortiz, director of pathology at The American British Cowdray Hospital, “The Trestle MedMicro system will provide immediate interactive consultation regarding surgical pathology specimens. This will result in more efficient collaboration between the hospitals and improved healthcare for patients.”
“With healthcare networks adding locations to serve remote areas and contracting services out to multiple facilities, we believe there is a growing need for these providers to ensure their geographical expansion doesn’t negatively affect their healthcare,” said Maurizio Vecchione, Trestle’s chief executive officer. “Trestle’s solutions help overcome this by enabling a network for virtual consultation, regardless of the location of expert pathologists. Being selected by ABC Hospital - a medical center that prides itself on providing the highest level of medical service - is a great affirmation of the benefits of Trestle’s products.”
ABC Medical Center purchased Trestle’s MedMicro through Ad Astra International Inc., a distributor of tele-health solutions for healthcare providers. Trestle maintains a non-exclusive sales-agent relationship with AAII, which operates throughout Mexico and Central America.

About ABC Hospital
       The American British Cowdray Hospital, or ABC, was founded in 1941 by the merger of two important hospitals in Mexico City, Hospital Americano founded in 1886, and the Sanatorio Cowdray, which was opened in 1923. The ABC owner is a nonprofit foundation. All the income and donations received are targeted to the acquisition of modern technology, research, medical teaching, ecological programs, philanthropy activities and the operation of the hospital.
The ABC offers practically all medical and surgical specialties with the most modern technologies. It also has emergency and intensive therapy units for adults and newborns, as well as a very specialized laboratory, and blood bank. It has 200 hospital beds, 12 surgery rooms, and 1133 technical and administrative employees, plus more than 800 members of the medical staff. They offer translation services in 11 languages for their international patients. The ABC has a division of home care for all patients requiring special services.

About Ad Astra International Inc.
    Ad Astra Technology S.A. de C.V. is the Mexican subsidiary of Ad Astra International Inc. and specializes in technology based developments. With a track record of over 35 years experience, the company represents several companies based in Canada, the U.S. and Europe in the Mexican market. See http://www.aaii.ca/.

About Trestle Holdings Inc.
    Trestle Holdings Inc. develops and sells digital imaging and telemedicine applications to the life sciences markets. The company’s products link dispersed users with each other, information databases, and analytical tools. This improved integration drives cost savings and process efficiencies, enables improved pre-clinical and clinical phases of research and development for new drugs, and enhances patient care.
Trestle’s digital imaging products have the potential to transform the pathologist work environment by capturing digital images of tissue samples and enabling the sharing, archiving, and analysis of these images. The company’s live microscopy products allow multiple physicians and scientists to remotely view, navigate, and share high-fidelity microscope images at sub-micron resolution over standard internet connections, in real time. The company’s slide scanning and imaging products perform high-speed, whole-glass slide digitization for virtual microscopy applications. Trestle’s slide-scanning products facilitate image analysis, data management, digital workflow and data association applications for clinical and research customers.
Telemedicine also enables the remote delivery of patient care using integrated health information systems and telecommunications technologies. Trestle’s integrated telemedicine products allow scientists, physicians and other medical professionals around the world to service more patients. Trestle’s telemedicine products use proprietary software and standard computer and medical hardware to facilitate remote examination, diagnosis, and treatment.

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